Exhibit 99.1

Blucora Announces Closing of New Credit Facility

IRVING, Texas, May 23, 2017 — (GLOBE NEWSWIRE) — Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals, today announced that it has closed a new credit facility that includes significantly improved terms and extended maturity dates relative to its previous term loan facility.

The new $425 million credit facility consists of a $375 million senior secured term loan and a $50 million revolving credit facility that will mature in 2024 and 2022, respectively. The pricing of the term loan will be LIBOR plus 3.75%, 225 basis points less than the rate applicable to the Company’s previous term debt.

Initial funding from the new term loan will be used to repay the TaxAct – HD Vest 2015 credit facility, redeem Blucora’s convertible senior notes outstanding on June 5, 2017, and pay related fees and expenses associated with the new credit facility. Remaining proceeds, if any, may also be used for general corporate purposes.

“This new credit facility will simplify our capital structure, extend the tenor of our borrowings and is expected to reduce cash interest expense by approximately $3.4 million annually,” said Eric Emans, Blucora’s Chief Financial Officer. “This transaction represents a continuation of the work we have done over the past 17 months to significantly reduce our net leverage and strengthen Blucora’s capital structure, while focusing on organic execution.”

Credit Suisse served as lead arranger and is acting as administrative agent for the facility. Additionally, Key Bank National Association and SunTrust Robinson Humphrey, Inc. served as joint lead arrangers and joint bookrunners for the syndicate.

About Blucora®

Blucora, Inc. (NASDAQ:BCOR) is a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals. Our products and services in tax preparation and wealth management, through TaxAct and HD Vest, help consumers manage their financial lives. TaxAct is an affordable digital tax preparation solution for individuals, business owners and tax professionals. HD Vest Financial Services ® supports an independent network of tax professionals who provide comprehensive financial planning solutions. For more information on Blucora or its businesses, please visit www.blucora.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations due to various risks and uncertainties including, but not limited to: risks associated with Blucora, Inc.’s (the “Company”) strategic transformation and the successful execution of its strategic initiatives, operating plans and marketing strategies; general economic, political, industry, and market conditions; the Company’s ability to attract and retain productive advisors; the Company’s ability to successfully make technology enhancements and introduce new products and services; information technology and cybersecurity risks; the effect of current, pending and future legislation, regulation and regulatory actions, such as the new Department of Labor rule and any changes in tax laws; dependence on third parties to distribute products and services; litigation risks;

the Company’s ability to hire, retain and motivate key employees; the Company’s ability to protect its intellectual property; and financing risks, including risks related to the Company’s debt obligations. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

Bill Michalek

Blucora Investor Relations

(972) 870-6463